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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              ALLSTAR SYSTEMS, INC.

         Allstar Systems, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         SECOND: That a meeting of the Board of Directors of the Corporation was duly called and held at which meeting the Board of Directors adopted a resolution proposing and declaring the advisability of the amendment set forth below.

         THIRD: That subsequently the 1998 annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         FOURTH: The first paragraph of Article IV of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

                  The amount of authorized capital stock of the Corporation is 15,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         IN WITNESS WHEREOF, Allstar Systems, Inc. has caused this Certificate to be executed by James H. Long, its authorized officer, on this 5th day of March, 1999.


                                      ALLSTAR SYSTEMS, INC.


                                      By: /s/ JAMES H. LONG
                                          --------------------------------------
                                          James H. Long, Chief Executive Officer